SPECIAL MEETING OF SHAREHOLDERS
On May 30, 2003, a Special Meeting of Shareholders for Evergreen Tax Strategic Equity Fund was held to consider a number of proposals. On February 28, 2003, the record date for the meeting, the Fund had $9,660,729 of net assets outstanding of which $3,207,565 (or 33.20%) of net assets were represented at the meeting.

Proposal 1 - The proposed reorganization of Evergreen Tax Strategic Equity Fund into Evergreen Core Equity Fund, a series of Evergreen Select Equity Trust, a Delaware statutory trust:
                  Net assets voted For       $2,918,480
                  Net assets voted Against        110,892
                  Net assets voted Abstain        178,193

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:
                        Net assets voted For $2,823,666
                        Net assets voted Against  153,207
                        Net assets voted Abstain 230,692


SPECIAL MEETING OF SHAREHOLDERS
On May 30, 2003, a Special Meeting of Shareholders for Evergreen Value Fund was held to consider a number of proposals. On February 28, 2003, the record date for the meeting, the Fund had $360,951,097 of net assets outstanding of which $95,349,275 (or 26.42%) of net assets were represented at the meeting.

Proposal 1 - The proposed reorganization of Evergreen Value Fund into Evergreen Equity Income Fund, a series of Evergreen Equity Trust, a Delaware statutory trust:
                  Net assets voted For      $83,639,631
                  Net assets voted Against      7,548,244
                  Net assets voted Abstain      4,161,400

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:
                  Net assets voted For       $83,379,879
                  Net assets voted Against       6,196,364
                  Net assets voted Abstain       5,773,032